EXHIBIT 10.10

Employment Agreement
This Employment Agreement (the “Agreement”), effective as of March 5, 2015 (the “Effective Date”), is between John E. Bonn (“Executive”) and Southcross Energy Partners GP, LLC, a Delaware limited liability company (together with any of its subsidiaries and affiliates as may employ Executive from time to time, and any successor(s) thereto, “Company”).
RECITALS
A.    Company desires to assure itself of the continued services of Executive by engaging Executive to perform services under the terms of this Agreement.
B.    Executive desires to continue to provide services to Company under the terms of this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties agree as follows:
1.Certain Definitions.

(a)	“AAA” has the meaning set forth in Section 19.

(b)
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

(c)	“Agreement” has the meaning set forth in the preamble.

(d)	“Annual Base Salary” has the meaning set forth in Section 3(a).

(e)	“Annual Bonus” has the meaning set forth in Section 3(b).

(f)	“Annual LTIP Grant” has the meaning set forth in Section 3(c).

(g)	“Applicable Taxes” has the meaning set forth in Section 3(i).

(h)	“Board” means the Board of Directors of Company or any successor governing body.

(i)
Company shall have “Cause” to terminate Executive’s employment hereunder upon: (i) Executive’s failure to satisfactorily perform Executive’s material duties (other than any such failure resulting from Executive’s Disability) or to devote Executive’s full time and effort to Executive’s position hereunder; (ii) Executive’s violation of any material Company policy that remains unremedied after reasonable notice to cure the violation; (iii) Executive’s failure to follow lawful directives from the Company’s Chairman or the Board, (iv) Executive’s negligence or material misconduct; (v) Executive’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, conversion of assets of

Company or breach of fiduciary duty against Company (or any predecessor thereto or successor thereof); or (vi) felony conviction of Executive.

(j)
“Change in Control” means: (i) any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act, other than Company, Charlesbank Capital Partners, LLC, EIG BlackBrush Holdings, LLC, TW BBTS Aggregator LP or Southcross Holdings LP or any of their respective Affiliates (as determined immediately prior to such event), shall become the beneficial owners, by way of merger, acquisition, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the combined voting power of the equity interests in Company or the Partnership; (ii) the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership, (iii) the sale or other disposition by Company or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than Company, the Partnership, Charlesbank Capital Partners, LLC, EIG BlackBrush Holdings, LLC, TW BBTS Aggregator LP or Southcross Holdings LP or any of their respective Affiliates; or (iv) a transaction resulting in a Person other than Company, Charlesbank Capital Partners, LLC, EIG BlackBrush Holdings, LLC, TW BBTS Aggregator LP or Southcross Holdings LP or any of their respective Affiliates (as determined immediately prior to such event) being the sole general partner of the Partnership.

(k)	“COBRA” has the meaning set forth in Section 3(d).

(l)	“Code” means the Internal Revenue Code of 1986, as amended.

(m)	“Company” has the meaning set forth in the preamble, except as otherwise provided in Section 7(j).

(n)	“Compensation Committee” means the Compensation Committee of the Board, or if no such committee exists, the Board.

(o)
“Date of Termination” means (i) if Executive’s employment is terminated due to Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated due to Executive’s Disability, the date determined pursuant to Section 4(a)(ii); (iii) if Executive’s employment is terminated pursuant to Section 4(a)(iii)-(vi) either the date indicated in the Notice of Termination or the date specified by Company pursuant to Section 4(b), whichever is earlier; or (iv) if Executive’s employment is terminated pursuant to Section 4(a)(vii)-(viii), the date immediately following the expiration of the then-current Term.

(p)
“Disability” means Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than 12 months as determined by a physician jointly selected by Company and Executive.

(q)	“Effective Date” has the meaning set forth in the preamble.

(r)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)	“Excise Tax” has the meaning set forth in Section 6(b).

(t)	“Executive” has the meaning set forth in the preamble.

(u)	“Extension Term” has the meaning set forth in Section 2(b).

(v)	“First Payment Date” has the meaning set forth in Section 5(b)(ii).

(w)
Executive shall have “Good Reason” to terminate Executive’s employment hereunder within 90 days after the occurrence of one or more of the following conditions without Executive’s written consent: (i) Executive is removed from the office of Chief Executive Officer of the Company; (ii) a material diminution in Executive’s Annual Base Salary, as described herein; or (iii) a change in the geographic location at which Executive must perform Executive’s services hereunder that requires Executive to relocate his residence to a location more than 50 miles from Dallas, Texas; and which, in the case of any of the foregoing, continues beyond 30 days after Executive has provided Company written notice that Executive believes in good faith that such condition giving rise to such claim of Good Reason has occurred, so long as such notice is provided within 60 days after the initial existence of such condition.

(x)	“Initial Term” has the meaning set forth in Section 2(b).

(y)	“Installment Payments” has the meaning set forth in Section 5(b)(ii).

(z)
“LTIP” means the Southcross Energy Partners, L.P. 2012 Long-Term Incentive Plan adopted by the Partnership and any additional long-term incentive plan adopted in the future and identified by Company or the Partnership, in the adopting resolution or otherwise, as an “LTIP” pursuant to this Agreement.

(aa)	“Notice of Termination” has the meaning set forth in Section 4(b).

(bb)	“Offer Letter” means that certain letter agreement dated as of February 7, 2014 between Company and Executive summarizing the primary components of Company’s offer of employment to Executive.

(cc)	“Partnership” means Southcross Energy Partners, L.P., a Delaware limited partnership.

(dd)	“Performance Targets” has the meaning set forth in Section 3(b).

(ee)
“Person” means any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(ff)	“Proprietary Information” has the meaning set forth in Section 7(d).

(gg)	“PTO” has the meaning set forth in Section 3(e).

(hh)	“Release” has the meaning set forth in Section 5(b)(ii).

(ii)	“Restricted Period” means the period from the Effective Date through the first anniversary of the Date of Termination.

(jj)
“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(kk)	“Severance Agreement” means that certain Severance Agreement dated as of March 3, 2014 between Company and Executive.

(ll)	“Severance Payment” has the meaning set forth in Section 5(b)(i).

(mm)
“Severance Period” means: if Executive’s employment shall be terminated by Company without Cause pursuant to Section 4(a)(iv) or by Executive’s resignation for Good Reason pursuant to Section 4(a)(v), the period beginning on the Date of Termination and ending on the first anniversary of the Date of Termination.

(nn)	“Tax Gross-Up Payment” has the meaning set forth in Section 3(i).

(oo)	“Term” has the meaning set forth in Section 2(b).

(pp)	“Total Payments” has the meaning set forth in Section 6(b).
2.    Employment.
(a)    General. Company shall continue to employ Executive and Executive shall remain in the employ of Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.
(b)    Term of Employment. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date, unless earlier terminated as provided in Section 4. The Initial Term shall automatically be extended for successive one year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”), unless either party gives written notice of non-extension to the other no later than 60 days prior to the expiration of the then-applicable Term.
(c)    Position and Duties. During the Term, Executive: (i) shall serve as Chief Executive Officer of Company, with responsibilities, duties and authority customary for such position, subject to direction by the Board; (ii) shall report directly to the Chairman of the Board; (iii) shall devote substantially all Executive’s working time and efforts to the business and affairs of Company and its subsidiaries, provided that Executive may (1) serve on corporate, civic, charitable, industry or professional association boards or committees, subject to the Board’s prior written consent in the case of any such board or committee that relates directly or indirectly to the business of Company or its subsidiaries (which consent shall not unreasonably be withheld), (2) deliver lectures, fulfill speaking engagements or teach at educational institutions and (3) manage his personal investments, so long as none of such activities meaningfully interferes with the performance of Executive’s duties and responsibilities hereunder, or involves a conflict of interest with Executive’s duties or responsibilities hereunder or a breach of the covenants contained in Section 7; and (4) agrees to observe and comply with Company’s rules and policies as adopted by Company from time to time, which have been made available to Executive.
3.    Compensation and Related Matters.

(a)    Annual Base Salary. During the Term, Executive shall receive a base salary which shall be an amount equal to (i) $450,000 per annum for the period from the Effective Date through the first anniversary of the Effective Date, (ii) $500,000 per annum for the period from the first anniversary of the Effective Date through the second anniversary of the Effective Date, and (iii) for each annual period thereafter, an amount subject to the review and upward, but not downward, adjustment by the Board in its sole discretion (the applicable base salary, the “Annual Base Salary”); and in each case shall be paid in accordance with the customary payroll practices of Company.
(b)    Annual Bonus Opportunity. With respect to each calendar year that ends during the Term, commencing with calendar year 2015, Executive shall have the opportunity to receive an annual cash bonus in such amount as determined by the Board in its sole discretion (the “Annual Bonus”), with a target Annual Bonus equal to 100% of the then applicable Annual Base Salary, based upon annual performance targets (the “Performance Targets”) established by the Board in its sole discretion. The amount of any such Annual Bonus shall be based upon attainment of the Performance Targets, as determined by the Board (or any authorized committee of the Board) in its sole discretion. Any such Annual Bonus shall be payable on such date as is determined by the Board, but in any event on or before March 15 of the calendar year immediately following the calendar year with respect to which such Annual Bonus relates. Notwithstanding the foregoing, no bonus shall be payable with respect to any calendar year unless Executive remains continuously employed with Company during the period beginning on the Effective Date and ending on December 31 of such year; provided that if Executive’s employment is terminated pursuant to Section 4(a)(iv) or (v), Company shall, subject to Executive’s timely execution of the Release and non-revocation thereof as set forth in Section 5(b)(ii), pay Executive in accordance with Section 5(b)(i).
(c)    LTIP Grant Opportunity. With respect to each calendar year that ends during the Term, commencing with calendar year 2015, Executive shall have the opportunity to receive a grant of an equity award under the LTIP in such amount as determined by the Board in its sole discretion (the “Annual LTIP Grant”), with a target of the fair market value of the equity award of the Annual LTIP Grant on the date of grant equal to 150% of the then applicable Annual Base Salary; provided, that for the calendar year 2015, Executive shall also receive a grant of an additional equity award under the LTIP with a fair market value equal to $200,000. The Annual LTIP Grant shall be as determined by the Board (or any authorized committee of the Board) in its sole discretion and shall be subject to the terms and provisions of the LTIP.
(d)    Benefits. Executive shall be eligible to participate in all benefit plans, programs and other arrangements of Company that may be offered by Company to its executives as a group (including, without limitation, medical and dental insurance and a 401(k) plan).
(e)    Vacation; Paid Time Off; Holidays. During the Term, Executive shall be entitled to five weeks of paid time off (“PTO”) each full calendar year. Any PTO shall be taken at the reasonable and mutual convenience of Company and Executive. Holidays shall be provided in accordance with Company policy, as in effect from time to time.
(f)    Business Expenses. During the Term, Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to Company in accordance with Company’s applicable expense reimbursement policies and procedures.
(g)    Dinner Club Reimbursement. During the Term, Company shall reimburse Executive for all initiation fees and monthly dues incurred by Executive for membership at the Tower Club and the Petroleum Club in Dallas, Texas as established by such clubs for its members.

(h)    Physical Examination Reimbursement. During the Term, Company shall reimburse Executive for the costs incurred by Executive in obtaining an annual physical examination, which shall be performed by a physician of Executive’s choice, provided that the amount of such reimbursement shall not exceed $6,000 for each annual physical.
(i)    Relocation Expenses. Executive shall relocate to Dallas, Texas, and Company shall pay directly or promptly reimburse Executive for all reasonable expenses associated with moving Executive’s household goods and personal effects and customary realtor fees, closing costs, loan origination fees, title and other miscellaneous fees associated with the closing on the purchase of Executive’s new residence and the sale of his current residence, and reasonable storage costs for Executive’s personal property for not more than six months, incurred by Executive on or prior to December 31, 2015; provided that the aggregate amount of such payments and reimbursements shall not exceed $150,000 and all such payments and reimbursements will be made on or before March 15, 2016. If Executive is required to pay federal income taxes on any of the relocation expenses paid or reimbursed under this Section 3(i), Company shall pay Executive an additional payment (the “Tax Gross-Up Payment”) equal to the federal income taxes paid by Executive as a result of the Employer’s payment or reimbursement of relocation expenses (the “Applicable Taxes”), in an amount determined by assuming Executive is in the highest marginal federal income tax rate at the time of the calculation.  The Tax Gross-Up Payment shall be paid in a single lump sum cash payment within 60 days following the date on which the Applicable Taxes are remitted to the Internal Revenue Service by Executive based on written notice from Executive that the Applicable Taxes have been remitted, but in no event will the Tax Gross-Up Payment be made later than the last day of the calendar year next following the calendar year in which Executive remits the Applicable Taxes.  Company shall also provide Executive with an interim living expense of $5,000 per month, less applicable withholdings, through May 31, 2015, payable in accordance with the customary payroll practices of Company.
4.    Termination. Executive’s employment hereunder may be terminated by Company or Executive, as applicable, without any breach of this Agreement only under the following circumstances:
(a)    Circumstances.
(i)    Death. Executive’s employment hereunder shall terminate upon Executive’s death.
(ii)    Disability. If Executive incurs a Disability, Company may give Executive written notice of its intention to terminate Executive’s employment. In that event, Executive’s employment with Company shall terminate, effective on the later of 30 days after receipt of such notice by Executive or the date specified in such notice; provided that within the 30-day period following receipt of such notice, Executive shall not have returned to full-time performance of Executive’s duties hereunder.
(iii)    Termination for Cause. Company may terminate Executive’s employment for Cause.
(iv)    Termination without Cause. Company may terminate Executive’s employment without Cause.
(v)    Resignation for Good Reason. Executive may resign from Executive’s employment for Good Reason.
(vi)    Resignation without Good Reason. Executive may resign from Executive’s employment without Good Reason.

(vii)    Non-Extension of Term by Company. Company may give notice of non-extension to Executive pursuant to Section 2(b). For the avoidance of doubt, non-extension of the Term by Company shall not constitute termination by Company without Cause.
(viii)    Non-Extension of Term by Executive. Executive may give notice of non-extension to Company pursuant to Section 2(b). For the avoidance of doubt, non-extension of the Term by Executive shall not constitute resignation for Good Reason.
(b)    Notice of Termination. Any termination of Executive’s employment by Company or by Executive under this Section 4 (other than a termination pursuant to Section 4(a)(i) above) shall be communicated by a written notice to the other party: (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Sections 4(a)(iv), (vi), (vii) or (viii), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by Executive (or, in the case of a termination described in Section 4(a)(ii), by Company), shall be at least 30 days following the date of such notice (a “Notice of Termination”); provided, however, that a Notice of Termination delivered by Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); and provided, further, that if Executive delivers a Notice of Termination (other than a notice of non-extension under Section 4(a)(viii) above) to Company, Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination). A Notice of Termination submitted by Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by Company in its sole discretion. The failure by Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of Company or Executive hereunder or preclude Company or Executive from asserting such fact or circumstance in enforcing Company’s or Executive’s rights hereunder.
5.    Company Obligations Upon Termination of Employment.
(a)    In General. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate) shall be entitled to receive: (i) any portion of Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to Executive under Section 3(f), (g), (h) or (i), any accrued and unused PTO owed to Executive pursuant to Section 3(e), and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(c), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Any Annual Bonus earned for any calendar year completed prior to the Date of Termination, but unpaid prior to such date, shall be paid at the time the Annual Bonus would have been paid to Executive pursuant to Section 3(b) had Executive’s employment not terminated following such completed calendar year with respect to which such Annual Bonus was earned. Except as otherwise set forth in Section 5(b) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.
(b)    Severance Payment.
(i)    If Executive’s employment shall be terminated by Company without Cause pursuant to Section 4(a)(iv) or by Executive’s resignation for Good Reason pursuant to Section 4(a)(v), then,

in addition to the payments and benefits described in Section 5(a) above, Company shall, during the Severance Period, pay to Executive an amount (the “Severance Payment”) equal to the sum of (1) two times the Annual Base Salary for the year in which the Date of Termination occurs, (2) two times the target Annual Bonus for Executive in respect of the calendar year in which the Date of Termination occurs, (3) an amount equal to the cost of COBRA coverage for 18 months based upon the cost of COBRA on the Date of Termination and (4) an amount equal to (A) $150,000 if the Date of Termination occurs prior to the first anniversary of the Effective Date, (B) $100,000 if the Date of Termination is on or after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date, or (C) $50,000 if the Date of Termination is on or after the second anniversary of the Effective Date and prior to the third anniversary of the Effective Date (for the avoidance of doubt, there will be no additional payment under this Section 5(b)(i)(4) if the Date of Termination is on or after the third anniversary of the Effective Date).
(ii)    The Severance Payment shall be in lieu of notice or any other severance benefits to which Executive might otherwise be entitled. Notwithstanding anything herein to the contrary, (A) no portion of the Severance Payment shall be paid unless, on or prior to the 60th day following the Date of Termination, Executive timely executes a general waiver and release of claims agreement substantially in the form attached hereto as Exhibit A (the “Release”), which Release shall not have been revoked by Executive and all applicable revocations periods shall have expired, and (B) as of the first date on which Executive violates any covenant contained in Section 7, any remaining unpaid portion of the Severance Payment shall thereupon be forfeited. Subject to the provisions of Section 9, the Severance Payment shall be paid in equal installments during the Severance Period, at the same time and in the same manner as the Annual Base Salary would have been paid had Executive remained in active employment during the Severance Period, in accordance with Company’s normal payroll practices in effect on the Date of Termination; provided that any installment that would otherwise have been paid prior to the 60th day following the Date of Termination (such date, the “First Payment Date”) shall instead be paid on the First Payment Date. For purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), Executive’s right to receive the Severance Payment in the form of installment payments (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment.
(c)    Provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by Company, including the Offer Letter and the Severance Agreement.
6.    Change in Control.
(a)    Equity Awards. Notwithstanding anything to the contrary in this Agreement or any other agreement, all vesting and payment terms relating to equity awards granted to Executive under the LTIP and held by Executive as of immediately prior to a Change in Control, shall be determined pursuant to the terms and provisions of the LTIP and any award agreement relating thereto.
(b)    Parachute Excise Tax Protection. Notwithstanding any provision of this Agreement, if any portion of the payments or benefits provided to Executive hereunder, or under any other agreement with Executive or any plan, policy or arrangement of Company or any of its Affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 6(b), result in the imposition on Executive of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the

Total Payments to be made to Executive shall either be (i) delivered in full, or (ii) reduced by such amount such that no portion of the Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax). The determination of whether a reduction in Total Payments is necessary and the amount of any such reduction shall be made by Company in its reasonable discretion and in reliance on its tax advisors. If Company so determines that a reduction in Total Payments is required, such reduction shall apply first pro rata to (A) cash payments subject to Section 409A of the Code as “deferred compensation” and (B) cash payments not subject to Section 409A of the Code (in each case with the cash payments otherwise scheduled to be paid latest in time reduced first), and then pro rata to (C) equity-based compensation subject to Section 409A of the Code as “deferred compensation” and (D) equity-based compensation not subject to Section 409A of the Code.
7.    Restrictive Covenants.
(a)    In consideration of the promise of Company to provide Executive with Proprietary Information (as defined below), Executive shall not, at any time during the Restricted Period, directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership, business or entity (whether as director (excluding any directorship consented to by the Board in accordance with Section 2(c)), officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity (i) relating to midstream assets (including, without limitation, the gathering, processing and transportation of natural gas and the transportation and storage of refined products other than natural gas) in any county in the State of Texas that is within any of District 1, 2, 3 or 4 of the Oil & Gas Division of the Railroad Commission of Texas, which competes with the business of Company or any entity owned by Company, or (ii) which Company or any of its Affiliates has taken active steps to engage in or acquire. Notwithstanding the foregoing, Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than two percent of the outstanding interest in such business.
(b)    Executive shall not, at any time during the Restricted Period, directly or indirectly, either for himself or on behalf of any other entity, (i) recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of Company to terminate its employment or arrangement with Company, or otherwise change its relationship with Company, or (ii) hire, or cause to be hired, any person who was employed by Company at any time during the 3-month period immediately prior to the date of hire of such person or who thereafter becomes employed by Company (but Executive may hire any person who was employed, but whose employment has been terminated, by Company).
(c)    Provisions contained in Sections 7(a) and (b) may be altered and/or waived to be made less restrictive on Executive with the prior written consent of the Board or the Compensation Committee.
(d)    During the Term, in connection with Executive’s employment with Company, Company promises to provide Executive with Proprietary Information in support of Executive’s employment duties. Except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties hereunder or in accordance with Section 7(f), Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information or trade secrets of or relating to Company, including, without limitation, information with respect to Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any person, firm, corporation or other entity, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by Company. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of Company (and any successor or assignee of Company).
(e)    Upon termination of Executive’s employment with Company for any reason, Executive will promptly after such termination deliver to Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning Company’s customers, business plans, marketing strategies, products or processes.
(f)    Executive may respond to a lawful and valid subpoena or other legal process but shall give Company (if lawfully permitted to do so) the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process. Upon notification from Executive of such subpoena or other legal process, but only to the extent that such notification is provided during the Restricted Period, Company shall, at its reasonable expense, retain mutually acceptable legal counsel to represent Executive in connection with Executive’s response to any such subpoena or other legal process. Executive may also disclose Proprietary Information if: (i) in the reasonable written opinion of counsel for Executive furnished to Company, such information is required to be disclosed for Executive not to be in violation of any applicable law or regulation or (ii) Executive is required to disclose such information in connection with the enforcement of any rights under this Agreement or any other agreements between Executive and Company.
(g)    Executive agrees not to disparage Company, any of its products or practices, or any of its directors, officers, agents, representatives, equity holders or Affiliates, either orally or in writing, at any time; provided that Executive may confer in confidence with Executive’s legal representatives, make truthful statements to any government agency in sworn testimony, or make truthful statements as otherwise required by law. Company agrees that, upon the termination of Executive’s employment hereunder, it shall advise its directors and executive officers not to disparage Executive, either orally or in writing, at any time; provided that they may confer in confidence with Company’s and their legal representatives and make truthful statements as required by law.
(h)    Prior to accepting other employment or any other service relationship during the Restricted Period, Executive shall provide a copy of this Section 7 to any recruiter who assists Executive in obtaining other employment or any other service relationship and to any employer or person with which Executive discusses potential employment or any other service relationship.
(i)    In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
(j)    As used in this Section 7, the term “Company” shall include Company, its parent, related entities, and any of its direct or indirect subsidiaries.
8.    Injunctive Relief. Executive recognizes and acknowledges that a breach of the covenants contained in Section 7 may cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Section 7, in addition to any other remedy which may be available at law or in equity, Company will be entitled to specific performance and injunctive relief.
9.    Section 409A.
(a)    General. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that Company determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A, Company reserves the right to (without any obligation to do so or to indemnify Executive for failure to do so) (i) adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for Company and/or (ii) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. Notwithstanding anything herein to the contrary, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to Company or any of its Affiliates, employees or agents or as a guarantee by Company or any of its Affiliates of any particular tax result for Executive with respect to any income recognized by Executive in connection with this Agreement.
(b)    Separation from Service under Section 409A; Section 409A Compliance. Notwithstanding anything herein to the contrary: (i) no termination or other similar payments and benefits hereunder shall be payable unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if Executive is deemed at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which Executive may be entitled hereunder (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such payments and benefits shall not be provided to Executive prior to the earlier of (x) the expiration of the 6-month period measured from the date of Executive’s “separation from service” with Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (y) the date of Executive’s death; provided that upon the earlier of such dates, all payments and benefits deferred pursuant to this Section 9(b)(ii) shall be paid in a lump sum to Executive, and any remaining payments and benefits due hereunder shall be provided as otherwise specified herein; (iii) the determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Executive’s separation from service shall be made by Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) to the extent that any Installment Payments under this Agreement are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), each such payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment; (v) to the extent that any reimbursements or corresponding in-kind benefits provided to Executive under this Agreement are deemed to constitute “deferred compensation” under Section 409A, such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations; and (vi) the amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
10.    Assignment and Successors. Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of Company and its Affiliates. Executive may not assign Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.
11.    Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas, without reference to the principles of conflicts of law of Texas or any other jurisdiction, and where applicable, the laws of the United States.
12.    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
13.    Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party shall have specified by notice in writing to the other party):
(a)    to Company:
Southcross Energy Partners GP, LLC
1700 Pacific Avenue, Suite 2900
Dallas, Texas 75201
Attn: Chairman
Facsimile: (214) 979-3890

with a copy to:

Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000

Dallas, Texas 75201
Attn: Robert Sarfatis
Facsimile: (214) 999-3245

(b)    to Executive, at the address set forth on the signature page of this Agreement.
14.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
15.    Entire Agreement. This Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties to be the final expression of their agreement with respect to the employment of Executive by Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet or offer letter). The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. This Agreement expressly supersedes the Offer Letter and the Severance Agreement.
16.    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, Executive or a duly authorized officer of Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
17.    No Inconsistent Actions. The parties shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
18.    Construction. This Agreement shall be deemed drafted equally by both of the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) ”includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
19.    Arbitration. Any dispute or controversy based on, arising under or relating to this Agreement shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator in Dallas, Texas in accordance with the Employment Arbitration Rules and Mediation Procedures of the American

Arbitration Association (the “AAA”) then in effect. Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7, and Executive hereby consents that such restraining order or injunction may be granted without requiring Company to post a bond. Only individuals who are (a) lawyers engaged full-time in the practice of law and (b) on the AAA roster of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. The arbitrator shall be entitled to award any relief available in a court of law. Each party shall bear its own costs and attorneys’ fees in connection with an arbitration; provided that Company shall bear the cost of the arbitrator and the AAA’s administrative fees.
20.    Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
21.    Withholding. Company shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which Company is required to withhold. Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
22.    Absence of Conflicts; Executive Acknowledgement. Executive hereby represents that from and after the Effective Date the performance of Executive’s duties hereunder will not breach any other agreement to which Executive is a party. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.
23.    Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party which shall have accrued prior to such expiration or termination.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

SOUTHCROSS ENERGY PARTNERS GP, LLC

By:	/s/ David W. Biegler
Name: David W. Biegler
Title: Chairman

EXECUTIVE

By:	/s/ John E. Bonn
Name: John E. Bonn

Address:

Signature Page to the
Employment Agreement for John E. Bonn

EXHIBIT A
FORM OF RELEASE

John E. Bonn (“Executive”) agrees for Executive, Executive’s spouse and child or children (if any), Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue Southcross Energy Partners GP, LLC, a Delaware limited liability company (“Company”), and any of its past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, managers, members, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which Executive is or has been a participant by virtue of his employment with Company (collectively, the “Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which Executive has or may have had against such Releasees based on any events or circumstances arising or occurring on or prior to the date this release (the “Release”) is executed, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (a) Executive’s employment with Company or its subsidiaries or the termination thereof or (b) Executive’s status at any time as a holder of any securities of Company or any of its parent, affiliated, related and/or subsidiary entities, and any and all claims arising under federal, state, or local laws relating to employment, or securities, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, and similar state or local statutes, ordinances, and regulations; provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (i) benefit claims under employee pension or welfare benefit plans in which Executive is a participant by virtue of his employment with Company or its subsidiaries, (ii) any rights under that certain Employment Agreement, dated as of March 5, 2015, by and between Company and Executive, (iii) any rights of indemnification Executive may have under any written agreement between Executive and Company (or its affiliates), Company’s Certificate of Formation, the Partnership’s Third Amended and Restated Limited Partnership Agreement, any applicable statute or common law, or pursuant to any applicable insurance policy, (iv) unemployment compensation, (v) contractual rights to vested equity awards, (vi) COBRA benefits and (viii) any rights that may not be waived as a matter of law.

Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). Executive understands and warrants that he has been given a period of 21 days to review and consider this Release. Executive further warrants that he understands that he may use as much or all of his 21-day period as he wishes before signing, and warrants that he has done so. Executive further warrants that he understands that, with respect to the release of age discrimination claims only, he has a period of seven days after executing on the second signature line below to revoke the release of age discrimination claims by notice in writing to Company.

Exhibit A- 1

Executive is hereby advised to consult with an attorney prior to executing this Release. By his signature below, Executive warrants that he has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of this Release.

ACKNOWLEDGEMENT (AS TO ALL CLAIMS
OTHER THAN AGE DISCRIMINATION CLAIMS)
The undersigned, having had full opportunity to review this Release with counsel of his choosing, signifies his agreement to the terms of this Release (other than as it relates to age discrimination claims) by his signature below.

John E. Bonn	Date

ACKNOWLEDGEMENT (AGE DISCRIMINATION CLAIMS)
The undersigned, having had full opportunity to review this Release with counsel of his choosing, signifies his agreement to the terms of this Release (as it relates to age discrimination claims) by his signature below.

John E. Bonn	Date

Exhibit A-2